Exhibit 10.3

CREDIT SUISSE	CREDIT SUISSE AG
Paradepiatz 8
8001 Züricti

Agreement (Collateral Agreement)

between

L. Kellenberger & Co. AG

Heiligkreuzstrasse 28

9000 St. Gallen

(hereinafter referred to as the Provider(s) of Collateral)

and Credit Suisse AG (hereinafter referred to as the Bank).

1. The Bank holds or acquires creditors’ rights to the bearer, registered, and paperless mortgage notes or bearer bonds with mortgage assignment (hereinafter referred to as mortgage notes) directly or through a trustee. The Bank is authorized to transfer existing mortgage notes either individually or collectively to a trustee, or to request, if mortgage notes are to be newly established, that they be established directly in favor of the trustee. The trustee holds the mortgage notes In its own name but on behalf of the Bank. The Bank may exercise all rights granted to it on the basis of the present agreement either on its own or by way of the trustee.

CHF 150,000.00 registered note (“Namenschuidbrief), No 4134, ranked no 1

CHF 25’000.00 bearer note (“Inhaberschuldbrief), No 4135, ranked no 2

4 bearer notes (“Inhaberschuldbrlefe”), No 23072, 23073, 23074, 23075,

ranked no 3, each over an nominal amount of CHF 1,500,000.00 on the building at Heiligkreuzstrasse 28, 9008 St. Gallen,

land register (“Grundbuch”) St. Fiden (SG), No 342

2.   The claims for capital payment from the mortgage notes provide the Bank with security for all claims against

Hardinge Holdings GmbH, c/o L. Kellenberger & Co. AG, Heiligkreuzstrasse 28,

CH-9009 St. Gallen

L. Kellenberger & Co. AG, Heiligkreuzstrasse 28, CH-9009 St. Gallen

• any “Additional Borrower” as defined under the Credit Facilities Agreement, dated 12 July 2013 as individual debtor(s) and/or joint debtor(s) (hereinafter referred to as the Borrower) which arise from contracts already concluded or contracts to be concluded in the future within the scope of the business relationship with the Bank, as well as for all costs connected with such claims and their interest, as well as the commissions, fees, charges, costs, and early repayment penalties, etc. (hereinafter referred to as secured claims). In contrast, the interest on the mortgage note ciaims provides the Bank with security for all interest on the secured claims.

3.    In the event of multiple secured claims against one or several Borrowers, the Bank shall determine to which of these claims the mortgage notes or their realization proceeds are to be allocated.

4.    The Provider(s) of Collateral hereby explicitly acknowledge(s) his/her/their personal (joint, in the event of several Providers of Collateral) financial liability arising from the mortgage notes assigned to the Bank amounting to the sum of the claims for capital payment, in addition to the current and three-year accrued interest. This acknowledgement of debt is valid irrespective of any stipulations the mortgage deeds (if any). If the Provider(s) of Collateral is/are not the mortgage note debtor(s), he/she/they hereby declare joint and several liability for the debt to the extent detailed above.

To be completed by the Bank 163543

Client No. (GIF)	Signature checked; Date, signature and stamp

The Bank may enforce the mortgage note claims instead of the secured claims. The Bank is also entitled to enforce the secured claims prior to and independently of the mortgage note claims.

5.    Should the Borrower default on at least one of the secured claims, the Bank is entitled to call in the mortgage notes with a period of notice of three months to the end of a month. Insofar as the Borrower(s) default(s) on the payment of interest or amortization, the Bank is entitled to call in the payment with immediate effect. This shall apply irrespective of any stipulations in the mortgage deeds (if any).

6.    In the event that a mortgage note is increased or converted into another type of mortgage note, this Agreement shall also apply,

7.    The interest rate of the mortgage note claims is stipulated to be 5%; should a higher interest or maximum interest rate have been determined for a mortgage note, this shall be regarded as the interest rate of the mortgage note claim.

8.    If, on transfer of the pledged properly, the new owner acquires both the mortgage note debt(s) and the secured debt(s), the Bank is entitled to transfer this agreement with all associated rights and obligations to the new owner.

9.    As soon as the Bank is no longer in possession of any secured claim(s) against the Borrower, the Bank is obliged to transfer the mortgage notes back to the assignor(s) or to have them transferred by the trustee. Should a third party who has provided personal or tangible security (e.g. surety bond, third-party pledge) satisfy the Bank’s claims, the Bank shall be entitled to transfer the mortgage notes to this third party.

10. The Bank is authorized to transfer or assign all or part of the rights and obligations arising from this security agreement to a third party in Switzerland or abroad for the purposes of securitization or outsourcing the claims for which security has been provided, for example. The right to further transfer the relationship or to transfer it back to the Bank is reserved.

The Bank may make information associated with the security agreement available to such a third party and other involved parties, such as rating agencies or trust companies, at any time; these parties shall be obliged to keep such information confidential. The Provider(s) of Collateral expressly declare(s) his/her/their agreement with the procedure described above.

11. The place of performance is the location specified in the Bank’s address. For Providers of Collateral whose current or future domicile is outside Switzerland, the place of performance is also the place of enforcement (special domicile pursuant to Art, 50 para. 2 of the Federal Law on Debt Enforcement and Bankruptcy).

This agreement is governed by Swiss law, to the exclusion of the conflict of laws provisions of Swiss private international law.

The Provider(s) of Collateral acknowledges that the provisions governing jurisdiction in the Bank’s General Conditions also apply to this agreement.

The exclusive place of jurisdiction for the Provider(s) of Collateral for any disputes resulting from this agreement is Zurich or - if different - the location specified in the Bank’s address. The Bank is entitled to take legal action against the Provider(s) of Collateral before any other competent court in Switzerland or abroad.

The Provider(s) of Collateral

/s/ Peter Hürsch		/s/ Bruno Schmucki
Peter Hürsch		Bruno Schmucki

For CREDIT SUISSE AG
Place, Date:	Zürich, July 12, 2013

/s/ Reto Brägger		/s/ Christian Kunz
Reto Brägger		Christian Kunz